Exhibit 99.2

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Dan Campbell, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Receipt of Requisite Consents with Respect to its Tender Offers and Consent Solicitations for its 6.875% Senior Notes due 2014

DENVER—November 2, 2010—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today announced that it had received, as of 5:00 p.m., New York City time, on November 1, 2010 (the “Consent Expiration”), tenders and consents from holders of 92% of the aggregate principal amount of its outstanding 6.875% Senior Notes due 2014 (CUSIP No. 570506AC9) issued in October 2004 (the “Series A Notes”) and 96% of the aggregate principal amount of its outstanding 6.875% Senior Notes due 2014 (CUSIP No. 570506AL9) issued in May 2009 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), both in connection with its previously announced tender offers and consent solicitations for the Notes, which commenced on October 18, 2010, and is described in the Offers to Purchase and Consent Solicitations Statement dated October 18, 2010 (the “Offers to Purchase”).

The Partnership intends to execute later today supplemental indentures (the “Supplemental Indentures”) with respect to each of the indentures governing each series of the Notes, which will eliminate most of the covenants and certain default provisions applicable to the Notes.  Each Supplemental Indenture will not become operative until a majority in aggregate principal amount of each series of the Notes has been purchased by the Partnership pursuant to the terms of the tender offers and the consent solicitations, which is expected to occur today.

The Partnership’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offers is subject to a number of conditions that are set forth in the Offers to Purchase, including the closing today of the Partnership’s previously announced public offering of $500,000,000 of 6.75% senior notes due 2020.  Subject to the satisfaction or waiver of these conditions, on November 2, all holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Expiration will receive total consideration equal to $1,025.42 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the expiration of the tender offers will be entitled to receive consideration equal to $995.42 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase.  Holders of Notes tendered after the Consent Expiration will not receive a consent payment.  The tender offers will expire at 11:59 p.m., New York City Time, on Tuesday, November 16, 2010, unless extended by the Partnership in its sole discretion.

Any Notes not tendered and purchased pursuant to the tender offers will remain outstanding and the holders will be subject to the terms of the Supplemental Indentures even though they did not consent to the amendments.

The Partnership has engaged Wells Fargo Securities as Dealer Manager for the tender offers.  Persons with questions regarding the tender offers should contact Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect).  Requests for copies of the Offers to Purchase or other tender offer materials may be directed to D. F. King & Co., Inc., the Information Agent, at (800) 431-9643 (toll free) or (212) 269-5550 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture.  The tender offers are made solely pursuant to the Offers to Purchase.  The tender offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.